Exhibit 99.1

Press Release

Learning Tree International Names LeMoyne T. Zacherl as Chief Financial Officer

Wednesday July 20, 4:30 pm ET

LOS ANGELES--(BUSINESS WIRE)--July 20, 2005--Learning Tree International (NASDAQ: LTRE -- News) announced today that LeMoyne T. Zacherl has joined the company as its Chief Financial Officer. Zacherl will direct Learning Tree's worldwide Finance and Accounting operations from its Reston, Virginia offices.

LeMoyne Zacherl previously served as Chief Financial Officer of Sato Travel and of Evive Corporation, having held senior financial positions with other businesses including Savvis Communications, Worldspace Corporation, and Loral Orion Space and Communications. Zacherl holds a B.S. degree from Gannon University and became a Certified Public Accountant during his 12 years with PriceWaterhouseCoopers, LLP.

"LeMoyne Zacherl brings a broad range of experience with international public companies, and we are pleased to have him as a member of our management team," stated Learning Tree President Nicholas Schacht.

Learning Tree International is a leading worldwide provider of vendor-independent education and training to IT professionals and managers in business and government organizations. The Company develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, applied management, project management and key business skills. The Company also tests and certifies technology and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit our Web site at www.learningtree.com.

Contact:

Learning Tree International

Mary C. Adams, 310-342-2229

madams@learningtree.com